GOLDEN PATRIOT, CORP.

1979 Marcus Avenue, Suite 210

Lake Success, New York 11042

October 20, 2006

Trading Symbols:

GPTC--OTCBB

GPU-- Frankfurt Stock Exchange

17 Holes Now Complete on Past Producing Uranium Mine

Golden Patriot, Corp. ("Golden Patriot") (OTCBB: GPTC) (Frankfurt Stock Exchange: GPU) is pleased to announce that it has been informed by the operator of the Lucky Boy Prospect that drilling is moving forward and 17 of the planned drill holes are now complete.  The remaining holes are expected to be completed shortly with the samples to be sent in for testing immediately after completion of drilling. The samples will be bagged and labeled and the sent to the labs for assay.

Golden Patriot previously received Government and State approval of the ‘Plan of Operations’ for a multi-hole drill program on the past producing Lucky Boy Uranium Mine in Gila County, Arizona. The Plan of Operations included: road construction, drill pad construction as well as a multi-hole drill program for approximately 6000+ foot.  Golden Patriot has increased its land position on this past producing uranium mine to now include 26 BLM claims.

Mr. Brad Rudman, President of Golden Patriot states, "This is a very exciting time for the management and shareholders of Golden Patriot as we continue drilling our past producing uranium prospect.  As the drilling is completed and testing occurs, this could mark a watershed event for Golden Patriot’s goal of becoming a uranium producer. Projected plans for new nuclear power plants will increase demand for uranium going forward. Uranium prices are at 25 year highs with demand outpacing supply putting Golden Patriot in a favorable position as a potential supplier in the near future.”

Golden Patriot has interests in mineral properties involving uranium and gold mining. As it stands, Golden Patriot is one of the smallest market capitalized companies that has interests in any present or past producing uranium mines.

To receive timely updates and information on any future developments as they occur please email us at info@goldenpatriotcorp.com.

Contact: Brad Rudman

Tel: 212-760-0500

www.goldenpatriotcorp.com

Disclaimer: This announcement may contain forward-looking statements which involve risks and uncertainties that include, among others, limited operating history, limited access to operating capital, factors detailed in the accuracy of geological and geophysical results including drilling and assay reports; the ability to close the acquisition of mineral exploration properties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information is included in Golden Patriot, Corp. filings with the Securities and Exchange Commission, and may be accessed through the SEC's web site at http://www.sec.gov.